Exhibit 99.1
FOR IMMEDIATE RELEASE
PETROHAWK ANNOUNCES OPERATIONAL RESULTS
AND OUTLINES 2006 CAPITAL PROGRAM
HOUSTON, October 18, 2005 — Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ: HAWK) today reported that during the third quarter of 2005 the company participated in the drilling of 45 wells, 27 of which have been completed as producers. Four were dry holes. At quarter’s end, 14 wells were in progress. Also during the third quarter, the Company made significant progress in evaluating recently acquired properties and acreage. A large number of both exploratory and developmental projects have been identified, evaluated and scheduled for drilling in 2006 and beyond. In addition, the Company is reviewing early results from several high-potential drilling projects.
2006 Capital Program
At this time Petrohawk estimates that its 2006 capital program will amount to approximately $175 million. The Company anticipates that the distribution of this capital by reserve category will be similar to the 2005 budget. Additional details will be forthcoming when the Company provides guidance for 2006.
The Company believes it has secured sufficient drilling rigs to complete its 2005 capital program and to execute its 2006 program, while recognizing that drilling rigs, crews and other services are in high demand.
South Texas
The South Texas region continues to be a key area for Petrohawk for potential growth via its aggressive drilling program. Also, the Company is expanding its exploration activities in South Texas through joint ventures with other experienced operators covering up to 600 square miles. This program involves the merging and reprocessing of multiple 3D seismic data sets and is designed to identify, evaluate and drill deeper objectives within the Wilcox, Vicksburg and Frio trends in this core exploration area. The Company estimates that it will own approximately 50% of the working interest associated with this program.
In the Lions Field, Goliad County, Texas, the Company has recently tested the Wright Materials #3 in the lower Wilcox sands for a combined gross flow rate of 34.6 MMcfe/d. The Company owns a 20.6% NRI in this well before payout and a 32.1% NRI after 200% payout. Also in the Lions Field, the Weise Gas Unit “A” was recently drilled in a separate fault block and logged over 45’ of net pay in two lower Wilcox sands. The Company owns a 23.6% NRI in this well, which is awaiting completion. Currently, Lions Field is producing approximately 12.0 MMcfe/d net to the Company.
Within Lions Field,, several other new wells have been drilled by other operators providing Petrohawk with direct offset locations. At this time the Company estimates that it will drill up to ten additional wells in Lions Field over the next two years including four wells to be commenced during 2005.
The Company is currently drilling four potentially significant exploratory wells in the South Texas region. Two are being drilled for Vicksburg objectives, one for the lower Wilcox and one for the lower Frio. All four wells should reach total depth prior to year-end. The Company is encouraged by shows of oil and gas that have been encountered in two of these wells. The other two wells have not yet penetrated objective targets.

South Louisiana
During 2005 Petrohawk has completed five new wells in the Gueydan Field in Vermilion Parish, Louisiana. Three of these wells, the Alliance Trust #45, #50 and #51 have been completed in the 2,700’ sand. These wells are currently producing at a combined net rate of 3.9 MMcfe/d. Two of these wells encountered productive sands at lesser depths, currently behind pipe, and are being evaluated for separate drilling operations or twin wells.
Two of the five wells drilled during 2005, the Alliance #49 and #29 ST, were drilled to and completed in the Alliance sand at approximately 9,500’. These two wells are currently producing at a combined net rate of 4.7 MMcfe/d. Both of these wells encountered productive sand in the Mulvey at approximately 9200’, and the #49 well has multiple pay sands in the Siph Davisi at approximately 8600’. These zones are being evaluated for separate drilling or twin wells.
Also, the Company is currently drilling the Noble #1, which is expected to reach total depth by October 20, 2005 and will follow that well with an offset to the Alliance #49, to be named the Alliance #47. The Company anticipates a very active drilling program at Gueydan Field during 2006. An additional 3D seismic study has been commissioned and is designed to further identify and delineate additional shallow drill sites.
Permian Basin
Since the acquisition of its Permian Basin assets, the Company has extensively examined and evaluated these properties. The objective is to determine if unevaluated proved reserves and additional upside opportunities exist within these long-lived, multi-pay fields.
The Waddell Ranch Field complex in Crane County, Texas is comprised of over 75,000 acres and is productive from over fifteen different reservoirs. Petrohawk’s engineers and geologists have identified over 1,000 additional drill sites within the complex and estimate that significant additional reserves will be incorporated into its year-end 2005 reserve report as well as a very large component of upside drilling and recompletion opportunities.
The TXL Field located in Ector County, Texas is a unitized field in the Clearfork Tubb. As a result of this ongoing evaluation, over 100 additional drill sites have been evaluated which the Company believes will lead to additional proved reserves as well as upside potential.
The Jalmat Field in Lea County, New Mexico is already slated for an aggressive development drilling program in the Seven Rivers formation which contains over 55 proved developed locations and over 90 probable locations. The Company plans activity for at least 26 locations during 2006 (10 new drills and 16 recompletions) and may accelerate this program if additional drilling rigs can be secured. The Company’s extensive evaluation of this area has resulted in the identification of significant waterflood potential in the Queen sand, a reservoir that has had excellent waterflood results from numerous offsetting units. The Company believes that additional proved reserves have been identified through this process as well as significant upside potential.
East Texas
The Company has been actively acquiring acreage in the developing James Lime horizontal play and in the Travis Peak and Cotton Valley vertical plays in Nacogdoches, Shelby and Angelina Counties, Texas. Over 10,000 net acres have been acquired to date and the company anticipates adding significant additional acreage to its position through additional leasing and farm out negotiations.
The first well will spud during the fourth quarter of 2005 and the company estimates that a two-rig drilling program will be maintained in this key area throughout 2006.
Arkoma Basin
The Company plans to spud the initial two exploratory wells on the 100,000 acre block it controls in the eastern area of the Arkoma Basin during the first quarter of 2006. Each well will examine numerous potential objectives. The first well’s primary objective will be the Jackfork formation at approximately 12,700’. The second well will target typical Arkoma Basin Atokan objectives at depths between 7000’ and 10,000’.

Within other areas of the Arkoma Basin the Company owns interests in over 50,000 acres which are either being evaluated for or are already active in resource style plays such as the Caney and Woodford shale and the Hartshorne Coalbed Methane. The company operates approximately 60% of this acreage. Recently, promising results have been achieved in a horizontal shale gas program in which the Company owns working interests. Those wells are operated by another operator.
Hurricane Update
While the company has experienced production disruptions from both Hurricanes Katrina and Rita, no significant permanent damage has been identified. Currently approximately 20 MMcfe/d of the Company’s production remains shut-in. The Company expects that at least half of that amount will be restored to production by November 15, 2005 and the balance by December 31, 2005. At this time the Company is producing approximately 105 MMcfe/d.
Presentation materials including additional information related to topics covered in this press release will be posted to the Company’s website, www.petrohawk.com, and will be available for 60 days after posting. Representatives of the Company will be meeting with analysts to discuss the information contained in the presentation and press release. A conference call has been set up for interested parties on Wednesday, October 19, 2005 at 4:00 p.m. Eastern Daylight Time to be accessed by dialing (800) 644-8607 participant code 1604617. A replay of the conference call will also be available for one week. Dial-in information associated with the replay will be posted to the Company’s website.
Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions.
For more information contact Shane M. Bayless, EVP — Chief Financial Officer and Treasurer at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap, Assistant Treasurer at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.
This release contains forward-looking statements within the meaning of securities laws. The words “will” and “expects” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, (especially with respect to proven undeveloped reserves), uncertainties in cash flow, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, availability of rigs and pipeline hook-ups and other such matters discussed in the “Risk Factors” section of Petrohawk Energy Corporation’s Form 10-K filed with the SEC. Although Petrohawk may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
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